SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934


Filed by the registrant                      [  x ]

Filed by a party other than registrant       [    ]


Check the appropriate box:

    [    ]   Preliminary proxy statement

    [  x ]   Definitive proxy statement

    [    ]   Definitive additional materials

    [    ]   Soliciting material pursuant to Rule 14a-11(c) or
             Rule 14a-12


TOWN & COUNTRY CORPORATION
- - - - - - - - - --------------------------
(Exact name of Registrant as specified in its charter)

Francis X. Correra, Senior Vice President & Chief Financial Officer
- - - - - - - - - -------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):

    [  x ]   $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
             14a-6(j)(2).

    [    ]   $500 per each party to the controversy pursuant to Exchange
             Act Rule 14a-6(i)(3).

    [    ]   Fee computed on table below per Exchange Act Rules
             14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:     N/A
                                                                        ----

(2) Aggregate number of securities to which transaction applies:        N/A
                                                                        ----

(3) Per unit price or other underlying value of transaction computed
    pursuant to Exchange Act Rule 0-11:                   N/A
                                                               ----

(4) Proposed maximum aggregate value of transaction:      N/A
                                                               ----


    [    ]   Check box if any part of the fee is offset as provided by
             Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:
                                         ----------------------------------
         (2)      Form, schedule or registration statement no.:
                                                               ------------

         (3)      Filing party:
                               --------------------------------------------

         (4)      Date filed:
                             ----------------------------------------------

June 24, 1994



Securities & Exchange Commission
450 Fifth Street
Washington, DC  20549

RE:      DEFINITIVE PROXY MATERIAL

Ladies and Gentlemen:

Pursuant to Rule 14a-6(c) promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "1934 Act"), the following material is electronically filed on behalf of Town & Country Corporation (the "Company"):

         (1) Definitive Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, and
         (2) Definitive Form of Proxy to be solicited by the Board of Directors of the Company.

The Definitive Proxy Materials have been prepared by the Company for use in connection with its Annual Meeting of Stockholders to be held on Thursday, July 21, 1994.

Pursuant to Rule 14a-3(c) promulgated by the SEC under the 1934 Act, we are forwarding under separate cover, seven (7) copies of the Company's Annual Report for the fiscal year ended February 27, 1994. The Annual Reports are submitted for the information of the SEC only and are not deemed "soliciting material" or to be "filed" with the SEC. The financial statements in the Annual Report do not reflect a change from the preceding year in any accounting principles or in the method of applying any such principles or practices.

Pursuant to Rule 14a-6(m) promulgated by the SEC under the 1934 Act, attached is Schedule 14A, Information Required in Proxy Statement.Pursuant to Item 10 of
Schedule 14A we are forwarding under separate cover three (3) three copies of the proposed employment agreements with C. William Carey and Francis X. Correra. The proposed employment agreements are submitted for the information of the SEC only and are not deemed "soliciting material" or to be "filed" with the SEC. The Company's stockholders are voting on the performance-based compensation arrangements contained in the agreements.

Pursuant to the filing fee requirement of Rule 14a-6, the filing fee of $125 has been wired to Mellon Bank, account number 910-8739, referencing CIK number 0000768608. This fee was designated to be non-restricted.

The Company is first mailing the Definitive Proxy Materials to its stockholders on Monday, June 27, 1994.

Concurrently with this filing, three copies of (a) the Definitive Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, (b) the Definitive Form of Proxy to be solicited by the Board of Directors of the Company, and (c) the Company's Annual Report are being sent to the American Stock Exchange, Inc.

If you have any questions concerning any of the enclosed filings, you may call the undersigned at (617) 884-8500.

Sincerely,



Robert C. MacCready
Vice President and
Corporate Controller

sdb

cc:      One (1) Paper Filing and Seven (7) Annual Reports To

         OFICS Filer Support
         SEC Operations Center
         6432 General Green Way
         Alexandria, Virginia  22312-2413

Town & Country Corporation
25 Union Street
Chelsea, Massachusetts 02150


June 27, 1994
Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Town & Country Corporation to be held at 10:30 A.M. on Thursday, July 21, 1994 at State Street Bank and Trust Company, 225 Franklin St., Boston, Massachusetts. Your Board of Directors and I look forward to greeting you at the meeting.

Enclosed are the Proxy Statement, Proxy Card and the 1994 Annual Report to Stockholders. All Class A stockholders will be asked to vote on the election of two new Directors, and all stockholders will be asked to vote upon the proposed arrangements for the payment of performance-based compensation to two executive officers.

The Board has given due consideration to the proposals to elect two new Directors to the Company's Board of Directors and to establish performance-based compensation arrangements for the Company's two executive officers, and has concluded that their adoption would be in the best interests of all the stockholders. Accordingly, the Board suggests you carefully review the enclosed Proxy Statement and strongly recommends that you vote for these Company proposals, and urges you to sign, date and mail the enclosed proxy in the reply envelope provided at your earliest convenience.

It is important that your shares be represented at the meeting whether or not you are able to be present. Your cooperation will be appreciated.

Sincerely,

C. William Carey
Chairman

Town & Country Corporation
Chelsea, Massachusetts 02150

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 21, 1994


NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Town & Country Corporation will be held at State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts, on Thursday, July 21, 1994, at 10:30 A.M., for the following purposes:

1.       To elect two Directors.
2. To approve performance-based compensaton arrangements for the Company's two executive officers.
3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The close of business on June 6, 1994 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting.

By order of the Board of Directors

Richard E. Floor, Clerk
Chelsea, Massachusetts
June 27, 1994

Management invites you to attend our annual meeting but if you are unable to be present, please date, sign and return the enclosed proxy as promptly as possible. No postage is required if the proxy is returned in the enclosed envelope and mailed in the United States.

TOWN & COUNTRY CORPORATION
25 Union Street
Chelsea, Massachusetts 02150
(617) 884-8500

PROXY STATEMENT

This statement is furnished in connection with solicitation by the Board of Directors of Town & Country Corporation (hereinafter the "Company" or "Town & Country") of proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company to be held on Thursday, July 21, 1994, and at all adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying notice of the meeting. It is intended that this statement and the proxies solicited hereby be mailed to stockholders on or shortly after June 27, 1994. A stockholder who shall sign and return a proxy in the form enclosed with this statement has the power to revoke the proxy at any time before it is exercised by giving written notice to the Company, attention, Clerk, to such effect. A stockholder also may revoke a proxy by filing a duly executed proxy bearing a later date or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the record date stated below attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. Proxies properly executed and received in time for the meeting will be voted.

The close of business on June 6, 1994, has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting. As of such date, 20,756,096 shares of Class A Common Stock and 2,670,498 shares of Class B Common stock were outstanding and entitled to be voted at the meeting. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes on all matters voted on by that respective class at the meeting.

The proxies in the accompanying form will be voted as specified, but if no specification is made they will be voted in favor of each of the proposals set forth herein. In the discretion of the proxy holders the proxies will also be voted for or against such other matters as may properly come before the meeting. The Board of Directors is not aware that any other matters that are to be presented for action at the meeting.

Mr. C. William Carey, Chief Executive Officer and Chairman of the Board of Directors of the Company, owns of record and beneficially an aggregate of 2,542,250 shares of the Company's Class A Common Stock and 2,519,787 shares of the Company's Class B Common Stock. In addition, Mr. Carey serves as a co-trustee for trusts holding an additional 186,000 shares of Class A Common Stock and 140,253 shares of Class B Common Stock. Mr. C. William Carey and trusts created for the benefit of his minor children owned, in the aggregate, approximately 10.7% of the Company's Class A Common Stock and 99.6% of the Company's Class B Common Stock.

The Annual Report of the Company, including financial statements for the fiscal year ended February 27, 1994, is being mailed to stockholders concurrently with this proxy statement. The Annual Report, however, is not part of the proxy solicitation material.

ELECTION OF DIRECTORS (Item 1 on Proxy)

The Company's by-laws provide that the power to fix the number of Directors each year shall rest with the Board and that any vacancies may be filled by a majority vote of the Directors then in office. Effective as of the Annual Meeting,the Board has set the number of Directors to serve until the next annual meeting at five.

Pursuant to the Company's by-laws, the Board of Directors is divided into three classes, as nearly equal in number as possible, with the members of each class to serve for three years. Under this arrangement, C. William Carey and Richard
E. Floor will serve as Directors until the 1995 Annual Meeting, and Charles Hill will serve until the 1996 Annual Meeting, and until their successors are duly elected and qualified. The Board has nominated Mone Anathan III and William Schawbel for election at the 1994 Annual Meeting to serve until the 1997 Annual Meeting and until their successors are duly elected and qualified. Philip H. Cahalin, whose term as a Director will expire at the 1994 Annual Meeting, is not standing for reelection, having reached the retirement age for directors. Information regarding the Board's two nominees for directors is set forth at page 3.

In 1988, the Company amended its Articles of Organization to provide that at least 25% of its Board of Directors would be elected by the Class A Shareholders voting as a separate class. Messrs. Philip H. Cahalin and Donald H. Wheeler were designated as Class A Directors at the 1988 Annual Meeting to serve until 1991. Mr. Cahalin was reelected at the Annual Meeting in 1991; however, no new Class A Director was proposed to fill the vacancy created by Mr. Wheeler's death in the spring of 1991. The Board has nominated Messrs. Anathan and Schawbel to serve as the Class A Directors of the Company. Only holders of record of Class A Common Stock on June 6, 1994 are entitled to vote in the election of the Class A Directors.

C. William Carey and trusts created for the benefit of his minor children owned, in the aggregate, approximately 10.7% of the shares of the Company's Class A Common Stock. Following the exercise of the Company's stock options that are exercisable within 60 days of June 6, 1994 (500,000 of which are held by Mr. Carey) Mr. Carey's ownership would be increased to 12.2% of the Company's outstanding Class A Common Stock.

The affirmative vote of the holders of a majority of the Class A Common Stock voting as a single class represented in person or by proxy and entitled to vote at the 1994 Annual Meeting is required to elect Messrs. Anathan and Schawbel as Directors.

The Board of Directors recommends that holders of Class A Common Stock vote FOR the election of Mr. Anathan and Mr. Schawbel.

In accordance with the provisions of Massachusetts law and the Company's Articles of Incorporation and by-laws, the Company will treat abstentions and broker non-votes as present at the Annual Meeting solely for purposes of determining whether or not a quorum is present. Accordingly, abstentions and broker non-votes will not be considered to be voting on the election of Messrs. Anathan and Schawbel as Directors and will not be counted in determining whether such election has been approved by a majority of votes cast by the stockholders who are voting on such matter.

The following table sets forth certain information as of June 6, 1994 regarding the Directors of the Company and the nominees for Director based on the information furnished by them to the Company.

                                                First
Name and Principal Occupation                Became a       Class of       Shares of Common         Percent
for Past Five Years                Age       Director          Stock            Stock Owned        of Class(1)
C. William Carey                    57           1965        Class A           2,728,250(2)           12.2%

Chairman and Chief Executive                                 Class B           2,660,040(3)           99.6%
Officer, Treasurer and
President of the Company
since its incorporation in
1965; Director, Prospect
Street High Income Portfolio,
Inc.; Director, Solomon
Brothers Limited, a Bahamas
corporation; Director and
Chairman Little Switzerland,
Inc., a Delaware corporation

Richard E. Floor                   54            1972        Class A          163,000(4)(5)              *

Attorney whose professional                                  Class B                    (4)             --
corporation is a partner in
the law firm of Goodwin,
Procter & Hoar, the Company's
legal counsel; Director, New
America High Income Fund

Philip H. Cahalin                  67           1972        Class A               6,000(5)               *

Partner in the law firm of                                  Class B                   975                *
Peabody & Arnold since 1984;
associated with Peabody &
Arnold since 1981.

Charles Hill                       46           1986        Class A               6,000(5)               *

Chairman of Garber Travel                                   Class B                    --               --
Service, Inc. since 1981;
Vice Chairman of Towle Mfg.
Co., Inc. (giftware)
1982-1983.

Mone Anathan III                   55        Nominee        Class A                    --               --

President of Filene's                                       Class B                    --               --
Basement, Inc. since 1982;
Director, Brookstone Company,
Inc.; Director, Medusa
Corporation; Director, Crane
Co.; Director, Filene's
Basement, Inc.

William Schawbel                   54        Nominee        Class A                    --               --

Chief Executive Officer of                                  Class B                    --               --
The Schawbel Corporation
(technology manufacturer)
since 1981.

(1) Included in calculating the percentages of the Company's Class A Common Stock are 1,599,650 shares of the Company's Class A Common Stock that could be acquired by the exercise of stock options or warrants within 60 days of June 6, 1994, 500,000 of which are held by Mr. Carey.

(2) Includes 186,000 shares of Class A Common Stock (0.8% of the class) beneficially owned by Mr. Carey and Mr. Floor in their capacities as co-trustees of various irrevocable family trusts for the benefit of Mr. Carey's minor children, which trusts give the trustees the shared power to vote and dispose of these shares.

(3) Includes 140,253 shares of Class B Common Stock (5.3% of the class) beneficially owned by Mr. Carey and Mr. Floor in their capacities as co-trustees of the trusts described in footnote 2 above.

(4) Excludes the shares of Class A and Class B Common Stock beneficially owned by Mr. Carey and Mr. Floor, as described above in footnotes 2 and 3.

(5) Includes 5,000 Shares of Class A Common Stock that each Director could acquire by the exercise of stock options within 60 days of June 6, 1994.

(*) The amount of Common Stock held by this individual is less than one percent of the outstanding shares of that class of Common Stock.

BOARD MEETINGS, COMMITTEES, ATTENDANCE AND FEES

The Board of Directors held four meetings during the 1994 fiscal year. The Board has no nominating committee. Each of the incumbent Directors attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and of the committees of which he was a member which were held during the period he was a Director or committee member.

COMPENSATION COMMITTEE

This committee held two meetings during the past fiscal year. This committee reviews and makes recommendations to the Board concerning major compensation policies, the granting of stock options, and compensation of officer-Directors.

The committee members are Directors Cahalin and Hill.

AUDIT COMMITTEE

This committee held one meeting during the past fiscal year. This committee is responsible for reviewing the financial condition of the Company, its internal controls and any action to be taken thereon by management. It reviews audit and examination reports of the independent auditors. The committee elects the independent auditors for appointment by the Board.

The committee members are Directors Cahalin and Floor.

STOCK OPTION COMMITTEE

This committee held one meeting during the past fiscal year. This committee reviews and makes recommendations to the Board of Directors concerning the granting of stock options to the executive officers of the Company.
The committee members are Directors Cahalin, Floor and Hill.

REMUNERATION OF DIRECTORS

Each Director of the Company, other than those who are officers, receives $10,000 per year plus $2,500 per Board meeting. Directors serving on committees receive $1,000 per meeting attended, other than those held in conjunction with regularly scheduled Board meetings. Each Director is reimbursed for expenses incurred in connection with his duties as Director.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth information as of June 6, 1994 except where a different date is indicated by footnote, with respect to the beneficial ownership of the Company's voting securities by all persons known by the Company to own more than 5% of either class of the Company's outstanding voting securities, by the named executive officers, and by all Directors, nominees for Director, and executive officers of the Company as a group. Approximately 10.7% and 99.6% of the Company's Class A and Class B securities, respectively, entitled to vote at the 1994 Annual Meeting are owned by Mr. Carey and by trusts established for his minor children. See the table and accompanying footnotes below.

                                                                       Amount       Percent
                         Name and Address                        Beneficially            of
Title of Class           of Beneficial Owner                            Owned     Class (1)
Class A Common Stock     C. William Carey                           2,728,250(2)      12.2%
$.01 par value           Town & Country Corporation
                         25 Union Street
                         Chelsea, Massachusetts 02150

                         Francis X. Correra                           469,960          2.1%
                         Town & Country Corporation
                         25 Union Street
                         Chelsea, Massachusetts 02150

                         FMR Corp.                                  5,026,151(3)      22.5%
                         82 Devonshire Street
                         Boston, Massachusetts 02109-3614

                         Directors and Executive Officers           3,384,810(4)      15.1%
                         as a Group (7 Persons)

Class B Common Stock     C. William Carey                           2,660,040(5)      99.6%
$.01 par value           Town & Country Corporation
                         25 Union Street
                         Chelsea, Massachusetts 02150

                         Francis X. Correra                              1,462            *
                         Town & Country Corporation
                         25 Union Street
                         Chelsea, Massachusetts 02150

                         Directors and Executive Officers            2,662,477(6)      99.7%
                         as a Group (7 Persons)

(1) Included in calculating the percentages of the Company's Class A Common Stock are 1,599,650 shares of the Company's Class A Stock that could be acquired by the exercise of stock options or warrants within 60 days of June 6, 1994.

(2) Includes all of the shares set forth in footnote 2 above to Election of Directors.

(3) As reported by FMR Corp. in an amended Schedule 13G dated February 11, 1994 and filed with the Securities and Exchange Commission.

(4) See footnote 2 above to Election of Directors. Includes 887,000 shares which Directors and executive officers could acquire by the exercise of stock options within 60 days of June 6, 1994.

(5) Includes all of the shares set forth in footnote 3 above to Election of Directors.

(6) See footnote 3 above to Election of Directors.

(*) The amount of Common Stock held by this individual is less than one percent of the outstanding shares of that class of common stock.

EXECUTIVE OFFICERS

The following table sets forth the name, age and position held by each executive officer of the Company during the fiscal year ended February 27, 1994:

Name                     Age    Capacities in which Served
C. William Carey         57     Chairman and Chief Executive Officer,
                                Treasurer and President of the Company
                                since its incorporation in 1965.

Francis X. Correra       56     Senior Vice President and Chief Financial
                                Officer since 1983; associated with the
                                Company since 1979.

EXECUTIVE COMPENSATION

The following table sets forth compensation awarded to, earned by or paid to each of the Company's executive officers, including the Chief Executive Officer, who were serving as executive officers at the end of fiscal 1994, for services rendered to the Company during fiscal 1994. Information with respect to salary, bonus, other annual compensation and options is included for the 1992, 1993 and 1994 fiscal years. The Company does not provide any long term incentive plans. The Company has not granted any restricted stock awards or stock appreciation rights, nor paid compensation that would qualify as "All Other Compensation".


                      Fiscal                     Other Annual
Name                    Year    Salary     Bonus Compensation          Options
C. William Carey        1994  $973,558  $546,000       $9,333 (1) (2)1,000,000
                        1993  $905,769                $37,333 (1) (2)
                        1992  $764,423  $750,000      $33,333 (1) (2)

Francis X. Correra      1994  $364,231  $127,750       $9,333 (1) (2) 500,000
                        1993  $327,597                $37,333 (1) (2)
                        1992  $254,808  $250,000      $33,333 (1) (2)  25,000

(1) The aggregate amount of perquisites and other personal benefits provided to each named executive officer did not exceed the lesser of $50,000 or 10% of his total annual salary and bonus.

(2) In fiscal 1992, Mr. Carey and Mr. Correra each purchased 20,000 shares of Common Stock of Essex International Company, Ltd., a subsidiary of the Company, at a purchase price of $0.40 per share. Two-thirds of the shares purchased were subject to restrictions on voting and disposition which lapsed ratably through May 1993.

AGGREGATE FISCAL YEAR-END OPTION VALUE TABLE

The following table sets forth certain information concerning unexercised stock options held by the named executive officers as of the end of fiscal 1994. No stock options were exercised by any of the named executive officers during the 1994 fiscal year. No stock appreciation rights have been granted or are outstanding.

OPTION GRANTS IN LAST FISCAL YEAR

                               Percent of
                                    Total
                  Number of       Options                                 Potential Realizable
                 Securities    Granted to     Exercise                  Value at Assumed Rates
                 Underlying     Employees      or Base                          of Stock Price
                    Options     in Fiscal        Price   Expiration    Appreciation for Option
Name                Granted          Year       ($/Sh)         Date                       Term
                                                                            5% ($)     10% ($)
C. William Carey  1,000,000           65%        $2.75    5/13/2003     $1,729,460  $4,382,792
Francis X. Correra  500,000           33%        $2.75    5/13/2003       $864,730  $2,191,396

OPTION EXERCISES DURING 1994 FISCAL YEAR AND FISCAL
YEAR-END OPTION VALUES

                  Number of
                     Shares      Value                                    Value of Unexercised
                   Acquired        at        Number of Unexercised     In-the-Money Options at
                        on      Reali-      Options at 1994 Fiscal        1994 Fiscal Year End
Name               Exercise     zation                     Year End                    ($) (1)
                                         Exercisable  Unexercisable  Exercisable Unexercisable
C. William Carey          0         0        250,000        750,000            0             0
Francis X. Correra        0         0        232,000        395,000            0             0

(1) The closing price for the Company's Class A Common Stock on February 27, 1994, as reported by the American Stock Exchange was $2.50.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee composed of Messrs. Cahalin and Hill met on April 12, 1994 following receipt of the preliminary financial results for fiscal 1994 to fix bonuses for Messrs. Carey and Correra for the prior year and to recommend new employment agreements for fiscal 1995.

In fixing bonuses, the Committee had previously set operating profit performance goals for fiscal 1994 at a meeting held in August of 1993. The Committee had determined that 60% of the bonus which could be paid to Mr. Carey and Mr. Correra (a maximum of 80% of salary for Mr. Carey and 50% of salary for Mr. Correra) would be determined by a formula based on the percentage achievement of the targeted profit goals. Pursuant to this formula, Mr. Carey and Mr. Correra each received one-half of the 60% formula-derived bonus. With respect to the remaining 40% which the Committee had reserved for a discretionary award when establishing the bonus criteria, the Committee reviewed Mr. Carey's and Mr. Correra's contributions during fiscal 1994, particularly their efforts in successfully addressing the Company's cash flow problems by completing a recapitalization of the Company's outstanding debt. The Committee determined that in light of the challenges presented by organizational changes and the efforts involved in achieving the improvements in the balance sheet which had been accomplished during fiscal 1994, the full discretionary portion of the bonus should be awarded to each of Messrs. Carey and Correra.

The Committee noted that the Company's employment agreements with Mr. Carey and Mr. Correra had expired on March 1, 1994. The Committee then reviewed the importance of Messrs. Carey and Correra to the future of the business and determined that it would be in the best interests of the Company and its shareholders to maintain a long-term relationship with them. On this basis, the Committee determined to negotiate with Messrs. Carey and Correra new five-year employment agreements.

The Committee felt that a substantial portion of compensation should be tied directly to the profit performance of the Company. As a result, the proposed agreements contemplate only cost of living adjustments for base salaries over the next five years from their present levels.

Under the new agreements, potential bonuses would be increased from 80% of salary to 120% of salary for Mr. Carey and from 50% of salary to 110% of salary for Mr. Correra. The actual bonus payable, if any, would be determined by the achievement of specific and increasing earnings per share targets which the Committee felt were ambitious but attainable and which the Committee believed would constitute, even at the lowest targets, above average performance.

In addition, to provide specific long term incentive to develop the operations at the Company's subsidiary, L. G. Balfour Company, Inc., the Committee determined it would be appropriate to award to Messrs. Carey and Correra stock incentives directly tied to the performance of this subsidiary. As a result, the Committee has recommended, as part of the employment agreements, that Mr. Carey be awarded stock options to purchase 2.5% of the outstanding common stock of Balfour and that Mr. Correra be awarded stock options to purchase 1.5% of the outstanding common stock of Balfour. The exercise price for these options will be the stock's fair market value on the date of grant. Under the terms of certain of the Company's loan agreements, these options require the consent of the respective lenders. The Company is in the process of obtaining these consents and will not grant the Balfour options until such consents have been received. In the event that the necessary consents are not obtained, the options will not be granted and alternative equity compensation will be negotiated with Messrs. Carey and Correra.

Because Mr. Carey's proposed employment agreement provides for compensation which could exceed $1 million in a single fiscal year, the Committee determined to submit the performance-based compensation arrangements set forth in both Mr. Carey's and Mr. Correra's agreements for shareholder approval to permit the deduction of compensation paid in excess of $1 million pursuant to Section 162(m) of the Internal Revenue Code. If this approval is not received, the Committee will attempt to negotiate alternative agreements with Messrs. Carey and Correra.

Messrs. Philip H. Cahalin and Charles Hill

PERFORMANCE GRAPH

The following graph compares changes in the cumulative total shareholder return on the Company's Common Stock for the previous five-years to the Standard & Poor's 500 Composite Index and to a peer group of publicly traded companies.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG TOWN & COUNTRY CORPORATION, S&P 500 INDEX AND PEER COMPANY GROUP INDEX

(Graphic Line Chart)

                             Feb. 1990   Feb. 1991  Feb. 1992   Feb. 1993  Feb. 1994
Town & Country Corp. Class A    $55.25      $26.32     $28.95      $27.63     $26.32
S&P 500 Comp-Ltd.              $118.90     $136.34    $158.14     $174.98    $189.57
Peer Group Weighted Average    $134.98     $164.57    $167.37     $118.42    $156.09

EMPLOYMENT AGREEMENTS

The Company's employment agreement with its two executive officers, C. William Carey and Francis X. Correra, expired on March 1, 1994. The Company has proposed to enter into new five-year employment agreements with each of Messrs. Carey and Correra. Information with respect to these proposed agreements is set forth below under Approval of Performance-Based Compensation (Item 2 on Proxy).

On May 13, 1993, the Board of Directors issued options to purchase 1,000,000 shares of Class A Common Stock to C. William Carey and options to purchased 500,000 shares of Class A Common Stock to Francis X. Correra. The options are exercisable at a price of $2.75 per share. Twenty-five percent of the options vested upon issuance and twenty-five percent vest on each of the following anniversary dates of the recapitalization of the Company.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors, executive officers, and persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Officers, Directors and greater than ten percent shareholders are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended February 27, 1994, all Section 16(a) filing requirements applicable to its officers, Directors and greater than ten percent beneficial owners were complied with, except that Charles Hill, a Director of the Company, did not timely file a Form 4 reporting one transaction in the Company's common stock. This transaction was reported on a Form 5 filed by Mr. Hill.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

During fiscal year 1994, the Company leased a portion of its Chelsea, Massachusetts facility comprised of approximately 44,000 square feet of administrative space from Carey Realty Trust, a Massachusetts business trust (the "Trust") which is wholly owned by C. William Carey, the President and principal stockholder of the Company. The lease expires on August 31, 1998 and the Company has four five-year options to renew. The current lease provides for an annual rental (subject to Consumer Price Index adjustment) on a net lease basis of $475,000. The Company believes that these lease arrangements represent terms no less favorable to the Company than could be obtained from unaffiliated third parties.

The professional corporation of Richard E. Floor, the Clerk and a Director of the Company, is a partner in the law firm of Goodwin, Procter & Hoar, which provides legal services for the Company.

In connection with the Company's recapitalization completed in May 1993, certain funds managed by Fidelity Management & Research Company and Fidelity Management Trust Company (the "Fidelity Funds") committed to purchase all of the Company's 11-1/2% Senior Secured Notes due September 15, 1997 (the "New Senior Secured Notes") not purchased by other holders of the Company's then-outstanding subordinated indebtedness. As a result of such commitment, the Fidelity Funds purchased an aggregate of $27,000,000 principal amount of New Senior Secured Notes. In exchange for their commitment to purchase all of the New Senior Secured Notes not purchased by such other holders, the Company issued to the Fidelity Funds 750,000 shares of Class A Common Stock and paid the fees and expenses of the Fidelity Funds' legal counsel (approximately $220,000). As part of the recapitalization, the Fidelity Funds exchanged the Company's 10-1/4% Subordinated Notes due July 1, 1995 and the Company's 13% Senior Subordinated Notes due December 15, 1998 held by them for an aggregate of $22,886,639 principal amount of the Company's 13% Senior Subordinated Notes due May 31, 1998 (the "New Senior Subordinated Notes"), 1,084,069 shares of the Company's exchangeable preferred stock, $1.00 par value per share (the "Exchangeable Preferred Stock"), and 4,276,160 shares of Class A Common Stock. In addition, pursuant to an agreement with the Fidelity Funds, the Company has registered under the Securities Act of 1933, as amended (the "Securities Act"), the New Senior Secured Notes, the New Senior Subordinated Notes, the Exchangeable Preferred Stock and the Class A Common Stock held by the Fidelity Funds and has agreed to keep the registration statement covering such securities effective until the earlier of (a) the date on which the Fidelity Funds notify the Company that they may dispose of such securities without being subject to the restrictions of Rule 144(e)(i) of the Securities Act or (b) the date on which the Fidelity Funds no longer own any of such securities.

APPROVAL OF PERFORMANCE-BASED COMPENSATION (Item 2 on Proxy)

The Company is proposing to enter into new employment agreements with C. William Carey, the Chairman, President and Treasurer of the Company, and Francis X. Correra, the Senior Vice President and Chief Financial Officer of the Company. Mr. Carey's proposed employment agreement may, in certain circumstances, provide for the payment of compensation in excess of $1 million. Section 162(m) of the Internal Revenue Code, recently enacted by Congress, provides that, with certain exceptions, a public company may not deduct compensation in excess of $1 million. Deductions of amounts paid in excess of $1 million are allowed for performance-based compensation that is paid solely on the basis of performance goals established by an independent compensation committee and approved by the corporation's shareholders. As discussed above in the Compensation Committee Report on Executive Compensation, the Compensation Committee has recommended, and the full Board of Directors has approved, new employment agreements for Mr. Carey and Mr. Correra which include performance-based compensation that could result in payments in excess of $1 million to Mr. Carey. Accordingly, to enable the Company to deduct this compensation and take advantage of the tax benefits to the Company that such deductions would provide, the Board of Directors has decided to seek shareholder approval of the performance-based compensation arrangements set forth in the proposed new employment agreements for Messrs. Carey and Correra (the "Performance Arrangements").

The proposed agreements provide for annual compensation and benefits for a five-year term commencing March 1, 1994. Mr. Carey's agreement provides for a base salary of $975,000 and an annual bonus, based on increasing earnings per share targets, of up to 120% of his salary. Mr. Carey's base salary will remain constant unless Section 162(m) is amended or repealed and thereafter would be subject only to cost of living increases. Mr. Correra's agreement provides for a base salary of $365,000, subject to annual cost of living increases, and an annual bonus, based on increasing earnings per share targets, of up to 110% of his base salary. The bonuses are linked to earnings per share goals which the Compensation Committee and the Board of Directors believe would constitute, even at the lowest levels, above average performance.

Each of Mr. Carey and Mr. Correra are eligible to receive a bonus if the Company's net income per common share (excluding extraordinary items and material capital transactions and after provision for the payment of any such bonus) equals or exceeds certain targeted earnings per share levels. These levels increase over the term of the employment agreements so that the targets in each year are higher than the previous year's targets. If the applicable target is not achieved, no bonus will be paid. The percentage bonus to be paid depends upon the earnings per share target achieved. The maximum bonus which may be paid to Mr. Carey is equal to 120% of his salary and the maximum bonus which may be paid to Mr. Correra is equal to 110% of his salary. Neither the Board of Directors nor the Compensation Committee has any power to alter the performance targets contained in the employment agreements.

NEW PLAN BENEFITS

Employment Agreements with C. William Carey and Francis X. Correra

Name and Position                                Dollar Value
C. William Carey, Chairman, President
and Treasurer                                             (1)

Francis X. Correra, Senior Vice President
and Chief Financial Officer                               (1)

(1) Pursuant to the performance arrangements contained in Mr.
Carey's and Mr. Correra's proposed employment agreements, Mr. Carey is eligible to receive a bonus of up to 120% of his base salary, currently $975,000, and Mr. Correra is eligible to receive a bonus of up to 110% of his base salary, currently $365,000. The amount of the bonuses to be paid, if any, is indeterminate because such bonus payments will be based solely upon the achievement of certain targeted earnings per share goals.

The proposed agreements also provide for the grant of options to each of Mr. Carey and Mr. Correra to purchase, respectively, 2.5% and 1.5% of the outstanding common stock of L. G. Balfour Company, Inc., a wholly-owned subsidiary of the Company. The exercise price for these options will be the stock's fair market value on the date of grant. The grant of these options is subject to the consent of certain of the Company's lenders. In the event that such consents are not obtained, the options will not be granted and alternative equity compensation will be negotiated with Messrs. Carey and Correra.

The affirmative vote of the holders of a majority of the Class A and Class B Common Stock, voting together as a single class, represented in person or by proxy and entitled to vote at the 1994 Annual Meeting is required to approve the Performance Arrangements in the proposed new employment agreements. Mr. Carey owns of record and beneficially, or serves as co-trustee for trusts holding, shares of Class A and Class B Common Stock representing in the aggregate 60.7% of the voting power of the Company. Mr. Carey has stated that he intends to vote for the adoption of this proposal and the vote of these shares in favor of this proposal will ensure its adoption.

The Board of Directors and the Compensation Committee have given due consideration to the Performance Arrangements set forth in the proposed employment agreements for Mr. Carey and Mr. Correra and believe that approval of these arrangements by the shareholders is in the best interests of the Company.

The Board recommends that shareholders vote FOR the approval of the Performance Arrangements for Mr. Carey and Mr. Correra.

INDEPENDENT AUDITORS

Management has selected the firm of Arthur Andersen & Co., independent certified public auditors, to serve as the Company's independent auditors for the fiscal year ending February 28, 1995. Arthur Andersen & Co. has served as the Company's independent auditors since 1981. A partner in that firm will be present at the Annual Meeting of Stockholders to answer questions and will be given the opportunity to make a statement, if he so desires.

OTHER MATTERS

Management of the Company knows of no other matters to be presented for action at the meeting by or on behalf of the Company or its management. If any other matters shall be brought before the meeting, it is the intention of the persons, named in the accompanying proxy to vote on such matters in accordance with their judgment.

The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, officers and regular employees of the Company may solicit proxies personally and by telephone, telegraph or other means, for which they will receive no compensation in addition to their normal compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons and the Company may reimburse them for their reasonable out-of-pocket and clerical expenses.

Proxies, ballots and voting tabulations identifying stockholders are secret and will not be available to anyone, except as actually necessary to meet legal requirements.

STOCKHOLDER PROPOSALS

Proposals of stockholders to be presented at the 1995 Annual Meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy by February 27, 1995. The by-laws of the Company provide that any Director nominations by stockholders must be filed with the Clerk of the Company not less than (i) with respect to an election to be held at an Annual Meeting of stockholders, 90 days prior to the date one year from the date of the immediately preceding Annual Meeting of stockholders, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of Directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders.

Richard E. Floor
Clerk

June 27, 1994